Exhibit 99.1

Bogota Financial Corp. Reports Results for the
Three Months Ended March 31, 2021

NEWS PROVIDED BY
Bogota Financial Corp.

Teaneck, New Jersey, May 3, 2021 – Bogota Financial Corp. (the “Company”) (NASDAQ: BSBK), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended March 31, 2021 of $3.0 million, compared to net loss of $1.3 million for the comparable prior year period.  The Company recorded a bargain purchase gain of $1.9 million associated with the acquisition of Gibraltar Bank during the most recent quarter. Also, during the three months ended March 31, 2021, the Company had merger-related expenses of $318,000. The Company contributed cash and stock with a value of $2.9 million ($2.1 million after-tax) to the Bogota Charitable Foundation during the three months ended March 31, 2020.  Excluding the bargain purchase gain and the merger-related expenses in 2021 and the contribution to the charitable foundation in 2020, net income for the three months ended March 31, 2021 and 2020 was $1.4 million and $734,000, respectively.
On January 15, 2020, the Company became the holding company for the Bank when it completed the reorganization of the Bank into a two-tier mutual holding company form of organization. In connection with the reorganization, the Company sold 5,657,735 shares of common stock at a price of $10 per share, for gross proceeds of $56.6 million.  The Company also issued 263,150 shares of common stock and $250,000 in cash to Bogota Savings Bank Charitable Foundation, Inc., and issued 7,236,640 shares of common stock to Bogota Financial, MHC, its New Jersey-chartered mutual holding company.  Shares of the Company’s common stock began trading on January 16, 2020 on the Nasdaq Capital Market under the trading symbol “BSBK.”
On February 28, 2021, the Company completed its acquisition of Gibraltar Bank and as part of the transaction, the Company issued 1,267,916 shares of its common stock to Bogota Financial, MHC.  The conversion and consolidation of data processing platforms, systems and customer files is expected to occur in August 2021.  The merger added three branches to the Bank’s network and, in the second quarter of 2021, the Bank will be opening a new branch in Hasbrouck Heights, New Jersey, which will also include additional offices for staff.
Other Financial Highlights:
•	Total assets increased $103.0 million, or 13.9%, to $843.9 million from $740.9 million at December 31, 2020, primarily due to acquiring $106.0 million in assets from the Gibraltar Bank acquisition.
•	Net loans increased $52.1 million, or 9.3%, to $609.8 million at March 31, 2021 from $557.7 million at December 31, 2020.
•	Total deposits were $584.4 million, increasing $82.4 million, or 16.4%, during the three months ended March 31, 2021.
•
Return on average assets was 1.57% for the three-month period ended March 31, 2021 compared to (0.75) % for the corresponding period of 2020. Without the bargain purchase gain and merger-related expenses in 2021 and the charitable foundation contribution in 2020, the return on average assets would have been 0.73% and 0.41% for the three-month period ended March 31, 2021 and 2020, respectively.

•
Return on average equity was 9.11% for the three-month period ended March 31, 2021 compared to (5.97) % for the corresponding period of 2020. Without the bargain purchase gain and merger-related expenses in 2021 and the charitable foundation contribution in 2020, the return on average equity would have been 4.59% and 2.54% for the three-month period ended March 31, 2021 and 2020, respectively.

Joseph Coccaro, President and Chief Executive Officer, said, “During the first quarter, we successfully completed the acquisition of Gibraltar Bank.  We are very pleased to have completed our combination with Gibraltar Bank and extend a warm welcome to Gibraltar’s customers and employees. We look forward to working with the Gibraltar team in delivering to all of our customers and shareholders the benefits that we expect from this transaction."
“We are pleased with our continued strategy to expand our loan portfolio and the positive overall impacts of doing so on assets and income. We continue our efforts to expand our market presence, improve and expand our technology platform and offerings and manage our interest rate risk.”
Mr. Coccaro further stated, “We are pleased with our first quarter results and we continue to enjoy strong credit quality as non-performing loans and criticized assets remain very low.  We are off to a very strong start for 2021 with our net interest margin rising 71 basis points on a year of year comparison.  We have started a second round of SBA PPP loans and look forward to continuing to serve our community during the pandemic.  The economic impact of the COVID-19 pandemic on the Company’s operations was not material during 2020.  Our loan deferrals are down to five loans as of March 31, 2021.”
Paycheck Protection Program
As a qualified Small Business Administration lender, the Company was automatically authorized to originate loans under the Paycheck Protection Program (“PPP”).  During 2020, the Company received and processed 113 PPP applications totaling $10.5 million.  The Company is participating in the 2nd round of PPP loans and during the first quarter of 2021, the Company received and processed 46 PPP applications totaling $5.7 million.
COVID
The Company is also providing assistance to individuals and small business clients directly impacted by the COVID-19 pandemic by allowing borrowers to modify their loans to defer principal and/or interest payments.  Through December 31, 2020, the Company granted 172 loan modifications totaling $67.9 million, of which 153 loans remained in the portfolio at March 31, 2021, totaling $62.3 million, which represented 11.6% of the total loan portfolio.  As of March 31, 2021 5 loans are still on deferral, which represents $708,000 or 0.1% of net loans and all the loans are within the one-to-four family residential real estate portfolio.
Income Statement Analysis

Compared to the first quarter of 2020, net interest income increased $1.5 million, or 48.5%, to $4.6 million for the three months ended March 31, 2021. During the same period, the Company’s net interest margin increased from 1.79% to 2.50%, while the ratio of average interest-earning assets to average interest-bearing liabilities increased 1.0% to 123.09%.  The increase in net interest margin during the three months ended March 31, 2021 was mostly due to the higher ratio of average interest-earning assets to average interest-bearing liabilities and a lower cost of funds.

The Company reported a reduction to the allowance for loan losses of $59,000 for the three-month period ended March 31, 2021 compared to a $25,000 provision for loan losses during the same period last year.  The $19.6 million repayments of residential loans and the sale of $6.3 million of residential loans during the first quarter of 2021 was the main reason for the decrease in the allowance for loan losses.
Non-interest income was $2.3 million for the three months March 31, 2021, an increase of $2.2 million, or 1,810.2%, compared to $121,000 in the prior year period.  The increase was due to the $1.9 million bargain purchase gain associated with the Gibraltar Bank acquisition and a $236,000 gain on sale of $6.3 million residential loans during the three months ended March 31, 2021.

For the three months ended March 31, 2021, non-interest expenses decreased $1.6 million to $3.4 million, over the comparable 2020 period. Expenses for the three months ended March 31, 2020 included the $2.9 million contribution to the Bogota Charitable Foundation. Professional fees increased $445,000, or 336.2%, due in part to merger expenses of $318,000 associated with the Gibraltar Bank acquisition.  Salaries and employee benefits increased $281,000, or 22.4%, which was attributable to adding the new Gibraltar Bank employees.  Data processing expense increased $422,000 or 289.2%, due to core conversion costs and higher data processing costs.  The increase of other general operating expenses was mainly due to increased occupancy costs for the acquired Gibraltar Bank branches and the new branch location in Hasbrouck Heights expect to be open in June.

Balance Sheet Analysis
Total assets were $843.9 million at March 31, 2021, representing an increase of $102.9 million, or 13.9%, from December 31, 2020.  Cash and due from banks increased $45.6 million during the period primarily due to $19.6 million in repayments in residential loans and $19.3 million in cash from the Gibraltar Bank acquisition. Net loans increased $52.1 million or 9.3%, due to new production of $21.2 million, consisting of a relatively equal mix of residential real estate loans and commercial real estate loans and $77.0 million of loans acquired from Gibraltar Bank, which was offset by $46.1 million in repayments. Securities held to maturity increased $2.9 million due to the purchase of corporate bonds and mortgage-backed securities with excess cash.
Delinquent loans increased $1.4 million, or 152.3%, during the three-month period ended March 31, 2021, finishing at $2.2 million or 0.37% of total loans. During the same timeframe, non-performing assets increased $306,000, or 45.8%, to $974,000 due to the addition of one loan acquired in the Gibraltar Bank acquisition and were 0.11% of total assets at March 31, 2021. The Company’s allowance for loan losses was 0.36% of total loans and 225.94% of non-performing loans at March 31, 2021.
Total liabilities increased $88.4 million, or 14.4%, to $700.8 million mainly due to deposits and borrowings acquired from Gibraltar Bank. Deposits increased $82.4 million, or 16.4%, which included $81.4 million of deposits acquired from Gibraltar Bank.  Federal Home Loan Bank advances increased $3.5 million, or 3.4%, as the $10.0 million of borrowings acquired from Gibraltar Bank were offset by $6.5 million of borrowings that matured.
Stockholders’ equity increased $14.6 million to $143.1 million, as a result of $11.5 million of capital acquired from Gibraltar Bank and net income of $3.0 million for the first quarter of 2021. At March 31, 2021, the Company’s ratio of average stockholders’ equity-to-total assets was 15.83%, compared to 16.27% at March 31, 2020.

EXPLANATORY NOTE
The Company was formed to serve as the mid-tier stock holding company for the Bank in connection with the reorganization of the Bank and its mutual holding company, Bogota Financial, MHC, into the two-tier mutual holding company structure.
About Bogota Financial Corp.
Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from five offices located in Bogota, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey.
Forward-Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.
Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on the Company’s business, financial condition, liquidity, and results of operations: demand for the Company’s products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen or remain open, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; the Company’s allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect the Company’s net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; the Company’s cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.
The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2021	December 31, 2020
Assets	(unaudited)
Cash and due from banks	$6,365,160	$5,957,564
Interest-bearing deposits in other banks	119,615,065	74,428,175
Cash and cash equivalents	125,980,225	80,385,739
Securities available for sale	11,581,122	11,870,508
Securities held to maturity (fair value of $61,002,894 and $58,872,451, respectively)	60,442,805	57,504,443
Loan held for sale	3,494,685	—
Loans, net of allowance of $2,182,174 and $2,241,174, respectively	606,256,792	557,690,853
Premises and equipment, net	7,147,170	5,671,097
Federal Home Loan Bank (FHLB) stock	5,994,000	5,858,100
Accrued interest receivable	3,002,984	2,855,425
Core deposit intangibles	400,000	—
Bank owned life insurance	17,005,303	16,915,637
Other assets	2,581,213	2,153,076
Total Assets	$843,886,299	$740,904,878
Liabilities and Equity
Liabilities
Non-interest bearing	$34,855,515	$27,061,629
Interest bearing	549,559,379	474,911,402
Total Deposits	584,414,894	501,973,031
FHLB advances	107,841,368	104,290,920
Advance payments by borrowers for taxes and insurance	3,564,260	2,560,089
Other liabilities	4,987,627	3,612,762
Total liabilities	700,808,149	612,436,802
Commitments and Contingencies-see note 5
Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at March 31, 2021 and December 31, 2020.	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 14,425,441 issued and outstanding at March 31, 2021 and 13,157,525 outstanding at December 31, 2020	144,254	131,575
Additional Paid-In capital	68,448,042	56,975,187
Retained earnings	80,366,044	77,359,737
Unearned ESOP shares (485,660 at March 31, 2021 and 489,983 shares at December 31, 2020)	(5,650,109)	(5,725,410)
Accumulated other comprehensive loss	(230,081)	(273,013)
Total stockholders’ equity	143,078,150	128,468,076
Total liabilities and stockholders’ equity	$843,886,299	$740,904,878

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31,
	2021	2020
	(unaudited)
Interest income
Loans	$5,464,961	$5,097,251
Securities
Taxable	673,547	431,053
Tax-exempt	12,585	11,661
Other interest-earning assets	123,004	377,363
Total interest income	6,274,097	5,917,328
Interest expense
Deposits	1,263,682	2,316,321
FHLB advances	431,125	517,072
Total interest expense	1,694,807	2,833,393
Net interest income	4,579,290	3,083,935
(Credit) Provision for loan losses	(59,000)	25,000
Net interest income after provision for loan losses	4,638,290	3,058,935
Non-interest income
Fees and service charges	52,527	19,717
Gain on Sale of Loans	236,037	—
Purchase bargain gain	1,933,397	—
Bank owned life insurance	89,666	99,711
Other	6,979	1,954
Total non-interest income	2,318,606	121,382
Non-interest expense
Salaries and employee benefits	1,538,920	1,257,598
Occupancy and equipment	266,479	169,540
FDIC insurance assessment	45,000	45,000
Data processing	568,309	146,025
Advertising	60,000	59,634
Director fees	198,239	186,281
Professional fees	577,182	132,333
Contribution to Charitable Foundation	—	2,881,500
Other	178,317	194,703
Total non-interest expense	3,432,446	5,072,614
Income (loss) before income taxes	3,524,450	(1,892,297)
Income tax (benefit) expense	518,143	(554,714)
Net income (loss)	$3,006,307	$(1,337,583)
Earnings (loss)per Share	$0.23	$(0.13)
Weighted average shares outstanding	13,107,593	10,699,272

BOGOTA FINANCIAL CORP.
SELECTED RATIOS

	At or For the Three Months Ended March 31,
	2021	2020
Performance Ratios (1):
Return (loss) on average assets (2)	1.57%	(0.75)%
Return (loss) on average equity (3)	9.11%	(5.97)%
Interest rate spread (4)	2.26%	1.42%
Net interest margin (5)	2.50%	1.79%
Efficiency ratio (6)	51.71%	158.26%
Average interest-earning assets to average interest-bearing liabilities	123.09%	121.87%
Net loans to deposits	104.34%	114.46%
Equity to assets (7)	15.83%	16.27%
Capital Ratios:
Tier 1 capital to average assets	17.93%	17.39%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.36%	0.37%
Allowance for loan losses as a percent of non-performing loans	225.94%	347.89%
Net recoveries to average outstanding loans during the period	0.00%	0.00%
Non-performing loans as a percent of total loans	0.16%	0.11%
Non-performing assets as a percent of total assets	0.11%	0.08%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.  Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)
Represents net interest income as a percent of average interest-earning assets.  Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2021 and 2020.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.

BOGOTA FINANCIAL CORP.
RECONCILIATION OF GAAP TO NON-GAAP

The Company’s management believes that the presentation of net income on a non-GAAP basis, excluding nonrecurring items, provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

	Three months ended March 31, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$3,524,450	$518,143	$3,006,307
Add: merger-related expenses	318,265	—	318,265
Less: Bargain purchase gain	(1,933,397)	—	(1,933,397)
Non-GAAP basis	$1,909,318	$518,143	$1,391,175

	Three months ended March 31, 2020
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$(1,892,297)	$(554,714)	$(1,337,583)
Add: Charitable Foundation Contribution	2,881,500	809,990	2,071,510
Non-GAAP basis	$989,203	$255,276	$733,927

	Three months ended March 31,
Return on average assets (annualized):	2021	2020
GAAP	1.57%	(0.75)%
Non-GAAP	0.73%	0.41%
Return on average equity (annualized):
GAAP	9.11%	(5.97)%
Non-GAAP	4.59%	2.54%

Contacts
Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110